Exhibit 99.1

News Release

WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports
Fourth Quarter and Full-Year 2009 Results

•	Stable sequential sales: $1.13 billion in Q4 versus $1.15 billion in Q3

•	Product margins stable both sequentially and on a year-over-year basis

•	Sales, general & administrative expenses reduced by $140 million over prior year

•	Total debt, net of cash, reduced by $292 million from year-end 2008
PITTSBURGH, January 28, 2010 /PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced its 2009 fourth quarter and full-year financial results.
The following results are for the quarter-ended December 31, 2009 compared to the quarter-ended December 31, 2008:
•	Consolidated net sales were $1,132.7 million compared to $1,429.8 million, a decline of 20.8%, including a 0.7% positive impact from foreign exchange rates. Fourth quarter 2009 consolidated net sales were down 1.7% compared to third quarter 2009 levels.

•	Gross profit was $217.0 million, or 19.2% of sales, compared to $284.4 million, or 19.9% of sales. Fourth quarter 2009 gross margin was equal to the third quarter 2009 gross margin.

•	Sales, general & administrative (SG&A) expenses were $168.3 million, or 14.9% of sales, compared to $204.6 million, or 14.3% of sales. SG&A expenses were down $36.3 million, or 17.7% over the comparable quarter.

•	Operating profit was $42.6 million, or 3.8% of sales, compared to $73.2 million or 5.1% of sales.

•	Total interest expense was $13.8 million compared to $14.4 million. Interest expense in the current quarter was comprised of $12.6 million of cash interest expense and $1.2 million of non-cash interest expense. Interest expense in the prior year quarter was comprised of $10.8 million of cash interest and $3.6 million of non-cash interest.

•	Effective tax rate for the quarter was 26.6% compared to 34.4%.

•	Net income for the quarter was $21.8 million compared to $39.7 million.

•	Diluted earnings per share were $0.51 based on 42.9 million shares compared to $0.94 with 42.4 million shares.

•	Free cash flow in the current quarter was a use of $1.7 million.
Mr. John J. Engel, WESCO’s Chief Executive Officer, stated, “We successfully closed a very challenging year having taken quick and decisive actions resulting in operating cost reductions of $140 million. The economy appears to be in the bottoming process as we have experienced two consecutive quarters of stable sequential sales and margins. We are beginning to see signs of positive momentum in certain end markets with continued pressure in non-residential construction and utility. Overall, our 2009 performance was favorable compared to the last economic downturn and demonstrates the improvements made to our business.”
The following results are for the full-year period ended December 31, 2009 compared to the full-year period ended December 31, 2008:
•	Consolidated net sales were $4,624 million compared to $6,111 million, a decline of 24.3% including a 0.9% negative impact from foreign exchange rates, and a negative impact as a result of one less workday.

•	Gross profit was $900 million, or 19.5% of sales, compared to $1,207 million, or 19.7% of sales.

•	SG&A expenses were $694 million, or 15.0% of sales, compared to $834 million, or 13.7% of sales. SG&A expenses were down $140 million, or 16.8% over the comparable full-year.

•	Operating profit was $180 million or 3.9% of sales compared to $346 million, or 5.7% of sales.

•	Total interest expense was $53.8 million compared to $64.2 million. Interest expense in 2009 was comprised of $42.0 million cash interest expense and $11.8 million non-cash interest expense. Interest expense in the prior year was comprised of $49.7 million cash interest expense and $14.5 million non-cash interest expense.

•	Full-year pre-tax income includes a $6.0 million gain, net of expenses, related to the third quarter exchange of $357 million of convertible debentures.

•	Effective full-year tax rate was 23.4% compared to 29.8%. Without the impact of the convertible debenture exchange completed in the third quarter, the effective 2009 year-to-date tax rate would have been 24.0%.

•	Net income for the full-year was $105 million compared to $204 million.

•	Diluted earnings per share were $2.46 based on 42.7 million shares compared to $4.71 based on 43.3 million shares. Previously, the Company recorded a pre-tax gain on its third quarter convertible debt exchange which had a $0.16 per share favorable impact on reported results.

•	Full-year free cash flow was $279 million, a record for the Company.

•	Total debt, including debt discount, was $875 million compared to $1,141 million. The debt discount related to the convertible notes was $183 million compared to $40.5 million. Total net debt was reduced by $292 million or 27.7% to $762 million from year-end 2008 levels.
Mr. Engel continued, “WESCO provides leading supply chain solutions for customers and suppliers supported by an extensive portfolio of products and services. During this period of economic uncertainty and slow market recovery, we remain focused on growing sales and margins while providing excellent customer service. I am very proud of the extra effort demonstrated by all WESCO employees in 2009 and am confident in our team’s ability to perform well in 2010.”
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Teleconference
WESCO will conduct a teleconference to discuss the fourth quarter earnings as described in this News Release on Thursday, January 28, 2010, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s website at http://www.wesco.com.The conference call will be archived on this Internet site for seven days.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2009 annual sales were approximately $4.6 billion. The Company employs approximately 6,100 people, maintains relationships with over 17,000 suppliers, and serves more than 113,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 380 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as the Company’s other reports filed with the Securities and Exchange Commission.
Contact: Richard Heyse, Vice President & Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	December 31,		December 31,
	2009(1)		2008(1) (2)
Net sales	$1,132.7		$1,429.8
Cost of goods sold (excluding depreciation and amortization below)	915.7	80.8%	1,145.4	80.1%
Selling, general and administrative expenses	168.3	14.9%	204.6	14.3%
Depreciation and amortization	6.1		6.6

Income from operations	42.6	3.8%	73.2	5.1%
Interest expense, net	13.8		14.4
Gain on debt exchange	—		—
Other income	(0.9)		(1.7)

Income before income taxes	29.7	2.6%	60.5	4.2%
Provision for income taxes	7.9		20.8

Net income	$21.8	1.9%	$39.7	2.8%

Diluted earnings per common share	$0.51		$0.94
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	42.9		42.4

(1)	See Exhibit A for footnote detail regarding the new accounting standard for the convertible debentures.

(2)	Balances have been revised to reflect retrospective implementation of the new accounting standard for the convertible debentures.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Twelve Months		Twelve Months
	Ended		Ended
	December 31,		December 31,
	2009(1)		2008(1)
Net sales	$4,624.0		$6,110.8
Cost of goods sold (excluding depreciation and amortization below)	3,724.1	80.5%	4,904.2	80.3%
Selling, general and administrative expenses	693.9	15.0%	834.3	13.7%
Depreciation and amortization	26.0		26.7

Income from operations	180.0	3.9%	345.6	5.7%
Interest expense, net	53.8		64.2
Gain on debt exchange	(6.0)		—
Other income	(5.0)		(9.4)

Income before income taxes	137.2	3.0%	290.8	4.8%
Provision for income taxes	32.1		86.7

Net income	$105.1	2.3%	$204.1	3.3%

Diluted earnings per common share	$2.46		$4.71
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	42.7		43.3

(1)	See Exhibit A for footnote detail regarding the new accounting standard for the convertible debentures.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	December 31,	December 31,
	2009(1)	2008(1) (2)
Assets
Current Assets
Cash and cash equivalents	$112.3	$86.3
Trade accounts receivable	635.8	791.4
Inventories, net	507.2	605.7
Other current assets	75.7	74.3

Total current assets	1,331.0	1,557.7
Other assets	1,163.2	1,162.1

Total assets	$2,494.2	$2,719.8

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$453.1	$556.5
Short-term and current debt	94.0	298.8
Other current liabilities	133.7	150.7

Total current liabilities	680.8	1,006.0

Long-term debt	597.9	801.4
Other noncurrent liabilities	219.2	157.3

Total liabilities	1,497.9	1,964.7

Stockholders’ Equity
Total stockholders’ equity	996.3	755.1

Total liabilities and stockholders’ equity	$2,494.2	$2,719.8

(1)	See Exhibit A for footnote detail regarding the new accounting standard for the convertible debentures.

(2)	Certain balances have been reclassified to conform with current year presentation.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Twelve Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2009	2008
Operating Activities:
Net income	$105.1	$204.1
Add back (deduct):
Depreciation and amortization	26.0	26.7
Deferred income taxes	(8.0)	(3.7)
Change in Trade and other receivables, net	179.7	28.4
Change in Inventories, net	107.8	26.6
Change in Accounts Payable	(114.3)	(31.2)
Other	(4.7)	29.0

Net cash provided by operating activities	291.6	279.9

Investing Activities:
Capital expenditures	(13.0)	(35.3)
Proceeds from sale of subsidiary	—	60.0
Other	2.3	(8.3)

Net cash (used) provided by investing activities	(10.7)	16.4

Financing Activities:
Debt borrowings (repayments), net	(255.6)	(178.1)
Equity activity, net	2.6	(57.9)
Other	(11.9)	(29.0)

Net cash used by financing activities	(264.9)	(265.0)

Effect of exchange rate changes on cash and cash equivalents	10.0	(17.3)

Net change in cash and cash equivalents	26.0	14.0
Cash and cash equivalents at the beginning of the period	86.3	72.3

Cash and cash equivalents at the end of the period	$112.3	$86.3

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands)
(Unaudited)

	Twelve Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2009	2008
Financial Leverage:
Income from operations	$179,952	$345,667
Depreciation and amortization	26,045	26,731

EBITDA	$205,997	$372,398

	December 31,	December 31,
	2009	2008
Short-term debt	$—	$295,000
Current debt	93,977	3,823
Long-term debt	597,869	801,427
Debt discount related to convertible notes (1)	182,689	40,501

Total debt including debt discount	$874,535	$1,140,751

Financial leverage ratio	4.2	3.1
Note: Financial leverage is provided by the Company as an indicator of capital structure position. Financial leverage is calculated by dividing total debt, including debt discount, by the trailing twelve months earnings before interest, taxes, depreciation and amortization (EBITDA).

	Three Months	Twelve Months
	Ended	Ended
Free Cash Flow:	December 31,	December 31,
(dollar amounts in millions)	2009	2009
Cash flow provided by operations	$0.8	$291.6
Less: Capital expenditures	(2.5)	(13.0)

Free cash flow	$(1.7)	$278.6

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to provide a source of funds for any of the Company’s financing needs.

(1)	The convertible debentures are presented in the consolidated balance sheets in long-term debt net of the unamortized discount.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(dollar amounts in millions)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
Gross Profit:	2009	2008
Net sales	$1,132.7	$1,429.8
Cost of goods sold (excluding depreciation and amortization)	915.7	1,145.4

Gross profit	$217.0	$284.4

Gross margin	19.2%	19.9%

	Twelve Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
Gross Profit:	2009	2008
Net sales	$4,624.0	$6,110.8
Cost of goods sold (excluding depreciation and amortization)	3,724.1	4,904.2

Gross profit	$899.9	$1,206.6

Gross margin	19.5%	19.7%
Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.

Exhibit A
On January 1, 2009, WESCO retrospectively implemented the provisions of new guidance concerning convertible debt instruments to its 2.625% Convertible Senior Debentures due 2025 and 1.75% Convertible Senior Debentures due 2026 and on August 27, 2009 WESCO applied the guidance to its 6.0% Convertible Senior Debentures due 2029. Prior to the adoption of this guidance, WESCO accounted for its convertible debt instruments solely as long-term debt. The new guidance requires an issuer of certain convertible debt instruments to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate. This accounting treatment results in an increase in non-cash interest reported in the financial statements, a decrease in long term debt, an increase in equity and an increase in deferred income taxes.
The following table provides the incremental effect of applying the new guidance on individual line items in the three months ended December 31, 2008 consolidated income statement:

	Previously Reported	Revised
	Three Months	Three Months
	Ended December	Ended December
Condensed Consolidated Statement of Income	31, 2008	31, 2008
Interest Expense, net	$10.8	$14.4
Income before income taxes	$64.1	$60.5
Provision for income taxes	$22.2	$20.8
Net Income	$41.9	$39.7
Earnings per share:
Diluted	$0.99	$0.94